UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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NRG Energy, Inc.
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On June 17, 2009, David Crane, President and Chief Executive Officer of NRG Energy, Inc. (“NRG”), issued the following letter to certain business partners and associates of NRG:
[NRG ENERGY, INC. LETTERHEAD]
June 17, 2009
Dear Friend of NRG:
This morning Exelon disclosed that only 12% of NRG’s shares had been tendered into the Exelon offer as of June 16th, a precipitous decline from the 51% which had been tendered at the expiration of the second exchange offer on February 26th. Exelon did NOT increase or otherwise modify its 0.485 exchange offer, which remains unchanged since October 19th, 2008.
It is very clear that the support for Exelon’s offer among NRG shareholders has largely evaporated. The reasons for that are many and beyond the desired length of this letter so, for those who have a compelling interest, there is a link at the bottom of the page to our new investor presentation.
It is my strong belief that pursuing their offer over the past eight months has been a terrible waste of shareholder resources. As such, it is high time for Exelon either to put a very substantially improved offer on the table or to cease all hostile action against NRG. To date, Exelon has been unresponsive to my point of view but perhaps now they will listen to the 88% of NRG shareholders who did not tender their shares.
I hope you had a chance to read Rebecca Smith’s front page article in the Wall Street Journal today on the topic of our STP nuclear development project and the other three nuclear projects in the vanguard of the American nuclear renaissance. Our leading nuclear development effort, while one of several ongoing NRG initiatives that have driven value creation at NRG over the past several months, is particularly important. With each passing day, I become increasingly convinced that our Country’s principal solution both to combating global warming and curing our national addiction to foreign-sourced oil is the mass market electric car powered by a fleet of new advanced nuclear power plants with the energy conveyed through a modern “smart” transmission and distribution system.
At NRG, being in the vanguard of new nuclear development is a start; expect to hear more from us in the months and years to come about our positioning on other parts of this critical

21st century value chain. We look forward to working with you to create value now and in the future.

Sincerely,
/s/ David Crane
David Crane
President & Chief Executive Officer

Latest Investor Presentation
Important Information
In connection with its 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”), NRG Energy, Inc. (“NRG”) has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF NRG ARE URGED TO READ THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION.
In response to the exchange offer proposed by Exelon Corporation referred to in this communication, NRG has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. STOCKHOLDERS OF NRG ARE ADVISED TO READ NRG’S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of NRG.
Investors and stockholders will be able to obtain free copies of NRG’s definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by NRG in connection with the 2009 Annual Meeting and/or the exchange offer by Exelon Corporation, and other documents filed with the SEC by NRG at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.
NRG and its directors and executive officers will be deemed to be participants in the solicitation of proxies in connection with its 2009 Annual Meeting. Detailed information regarding the names, affiliations and interests of NRG’s directors and executive officers is available in the definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on June 16, 2009.
Forward-Looking Statements
This communication contains forward-looking statements that may state NRG’s or its management’s intentions, hopes, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.
The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov. Statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.